EXHIBIT 99.1

FOR: TRANSPRO, INC. CONTACT: Richard A. Wisot Chief Financial Officer (203) 859-3552

FOR IMMEDIATE RELEASE

Financial Dynamics Investor Relations: Christine Mohrmann, Eric Boyriven, Alexandra Tramont (212) 850-5600

TRANSPRO RELOCATES ALUMINUM HEATER PRODUCTION TO
NUEVO LAREDO, MEXICO

– Relocation to Achieve Net Annual Cost Savings on an Ongoing Basis –

NEW HAVEN, CONNECTICUT, April 8, 2005 – Transpro, Inc. (AMEX: TPR) today announced that, as part of its ongoing commitment to achieving "world class" production costs, the Company will move all aluminum heater production to its state-of-the-art facility in Nuevo Laredo, Mexico and close its aluminum heater manufacturing facility in Buffalo, New York.

The Company expects the closing and relocation actions to be completed by the end of the third quarter of 2005. In conjunction with these actions, the Company expects to incur approximately $900,000 to $1,200,000 in one-time restructuring costs related to the relocation of inventory and equipment, the write down of unutilized fixed assets and personnel-related expenses. Once fully implemented, these actions are expected to generate annual operating cost savings substantially in excess of the one-time restructuring charges.

"Over the past few years, we have made great strides in addressing our overall competitiveness, as witnessed by our business performance in 2004," said Charles E. Johnson, President and CEO of Transpro, Inc. "However, in today's highly competitive market environment, we must address every opportunity we have available to posture the business for future success. With a proven Leadership Team in place at our Nuevo Laredo plant and the expansion of our aluminum heat exchanger manufacturing capabilities at this location in place, we can now substantially shorten our heater supply chain through this relocation. At the same time, we are mindful of the

-MORE-

TRANSPRO RELOCATES ALUMINUM HEATER PRODUCTION	Page 2
TO NUEVO LAREDO, MEXICO

dislocation associated with this type move for our Associates in Buffalo. Our conclusion to close this facility does not reflect negatively upon the substantial efforts they have made at achieving competitiveness, but rather the reality of the global supply conditions we all must face in today's world."

Transpro, Inc. is a leading manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications.

Transpro, Inc.'s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen

•	Employing Exceptional People

•	Dedication To World-Class Quality Standards

•	Market Leadership Through Superior Customer Service

•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

# # #